JAPAN SMALLER CAPITALIZATION FUND, INC.

               SUPPLEMENTAL SHAREHOLDER INFORMATION (Unaudited)

      The 2006 Annual Meeting of the Shareholders of the Fund was held at the offices of Nomura Securities International, Inc. at Two World Financial Center, Building B, New York, New York on November 17, 2006 and then adjourned to December 13, 2006. The purpose of the meeting was (1) to elect two Class III Directors each to serve for a term to expire in 2009, (2) to amend the fundamental investment restrictions of the Fund to permit the Fund to lend its portfolio securities; and (3) to transact such other business as may properly come before the Meeting or any adjournment thereof.

      At the meeting, Rodney A. Buck and David B. Chemidlin received a majority of the votes cast for the election of directors. Accordingly, they were elected to new three-year terms. The proposal to amend the fundamental investment restrictions of the Fund also received a majority of the votes cast. The results of the voting at the Annual Meeting were as follows:

1. To elect the Fund's Class III Directors:

                                                                             % of                                % of
                                                           Shares Voted   Outstanding      Shares Voted      Outstanding
                                                                For         Shares       Without Authority      Shares
                                                          -------------- ------------- -------------------- -------------
     Rodney A. Buck.............................            12,502,518       59.0             920,820             4.3
     David B. Chemidlin.........................            12,482,971       58.9             940,367             4.4

2. Amendment of a fundamental investment restriction:

                                          % of                               % of                                % of
                  Shares Voted        Outstanding        Shares Voted     Outstanding      Shares Voted       Outstanding
                       For              Shares             Against          Shares           Absentee           Shares
                 --------------     --------------        -------------- ------------- -------------------- -------------
                    9,099,623           43.0              1,739,593          8.2             470,742             2.2